Exhibit 99.1
AVERY DENNISON REPORTS
4TH QUARTER AND YEAR-END 2005 RESULTS
     PASADENA, Calif. — January 24, 2006 — Avery Dennison Corporation (NYSE:AVY) today reported a loss for the fourth quarter of $0.07 per share on a fully diluted basis, compared with fully diluted earnings per share of $0.83 a year ago. Reported results included the impact of previously announced restructuring actions, product line divestitures and discontinued operations, as well as the effects of a legal accrual related to a patent lawsuit and gain on sale of a leased asset. Excluding these costs, fourth quarter diluted earnings per share were $0.92 compared with $0.83 a year ago, above the Company’s guidance for the quarter. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)
     Compared to the prior year fourth quarter, earnings before restructuring and divestiture-related charges increased on lower sales due to improved profitability, primarily related to reductions in operating expense and the tax rate. Severance and non-cash charges associated with the restructuring actions and divestitures totaled $130 million before tax in the fourth quarter, or $98 million after tax.

     “We made significant progress in 2005 to improve the profitability of our businesses,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “The charges that reduced fourth quarter reported earnings reflect our steps to fine-tune our portfolio and improve our global operating efficiencies. These actions will enhance our ability to meet both our top-line growth and margin improvement objectives.”
     Pre-tax charges associated with restructuring actions include $28 million in severance costs for a previously announced reduction in headcount of approximately 700 employees, and $14 million in asset and lease impairments, with actions impacting all of the Company’s segments and most regions. Pre-tax savings associated with these actions are expected to total $50 to $60 million in 2006, increasing to a total of $65 to $70 million per year when fully implemented.
     The Company anticipates additional restructuring actions in 2006, which could result in further headcount reductions totaling an estimated 80 to 100 positions, with restructuring charges in the range of $10 to $15 million expected to be incurred during the first half of 2006. These actions are expected to yield a further $15 to $20 million in savings per year when fully implemented.
     Pending divestitures include several non-strategic, low margin product lines. Pre-tax costs recognized in the fourth quarter in connection with these divestitures include $6 million in severance for a reduction in headcount of approximately 150 employees, and $83 million in non-cash charges associated with the impairment of goodwill and other assets. [See Pending divestitures, below, for more information.]

     A portion of the benefits from restructuring actions and divestitures will be used to fund investments in ongoing Horizons initiatives and future growth opportunities, as well as actions to drive additional productivity gains.
     Other financial highlights from continuing operations for the fourth quarter of 2005:
•	Sales declined by approximately 4 percent from the prior year to $1.36 billion due to a reduction in unit volume. The unit volume reduction reflected an extra week of sales which benefited the fourth quarter of the prior year, as well as an increase in year-end orders by several large customers in the Office and Consumer Products segment, which likewise benefited the prior year.

Excluding the estimated benefit of the extra week and advance orders, unit volume was comparable to the prior year.

•	Gross profit margin improved by 10 basis points compared to the fourth quarter of 2004, reflecting the benefits of pricing actions and productivity gains, offset by the impact of lower sales, unfavorable segment mix, and higher spending associated with the development of the Company’s radio frequency identification (RFID) business.

Gross profit margin improved by 130 basis points compared to the third quarter of 2005, reflecting favorable product mix. The benefit of product mix was partially offset by sequentially higher raw material costs, which the Company expects to mitigate with price increases during the first quarter of 2006.

•	Marketing, general and administrative expenses as a percent of sales improved by 50 basis points compared to the same quarter a year ago, reflecting spending controls implemented during the year.

•	Excluding restructuring and asset impairment costs, gain on sale of a leased asset, and a legal accrual related to a patent suit in the fourth quarter of 2005, operating margin improved by 60 basis points over the fourth quarter of 2004, due to improved gross profit margin and the reduction in marketing, general and administrative expenses as a percentage of sales. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

•	Continued improvements in the Company’s global tax structure reduced the quarterly effective tax rate on income from continuing operations to 19.7 percent, while the tax effect of restructuring and divestiture-related charges reduced the rate further to 2.4 percent, compared to 23.9 percent in the same quarter a year ago.
     Segment results from continuing operations
     Sales for the Company’s Pressure-sensitive Materials segment declined by approximately 3 percent from the prior year to $763 million due to a reduction in unit volume, reflecting the extra week of sales which benefited the fourth quarter of the prior year. Excluding the benefit of the extra week in the prior year, unit volume increased by an estimated 1 percent.

     Before the effects of restructuring and asset impairment costs and the legal accrual, operating margin for the segment improved to 8.6 percent compared with 8.0 percent a year ago, reflecting productivity improvement initiatives and spending controls. With the exception of cost inflation incurred during the fourth quarter of 2005, the benefit of price increases covered higher raw material costs. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)
     Sales for the Office and Consumer Products segment declined by approximately 11 percent from the prior year to $293 million due to a reduction in unit volume, primarily reflecting the extra week of sales and increased year-end orders by large customers, both of which benefited the fourth quarter of the prior year. Excluding these factors, unit volume declined by an estimated 3 percent.
     Before the effects of restructuring and asset impairment costs, operating margin for the segment increased to 22.4 percent compared with 19.7 percent a year ago, reflecting the benefit of productivity improvement efforts, spending controls and pricing. Price increases, effective January 1, 2005, have covered cumulative raw material inflation for the segment over the past two years. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)
     Sales for the Retail Information Services segment declined by approximately 3 percent from the prior year to $170 million due to a reduction in unit volume, reflecting the extra week of sales which benefited the fourth quarter of the prior year. Excluding the benefit of the extra week in the prior year, unit volume was up slightly.

     Before the effects of restructuring, asset impairment and lease cancellation charges, operating margin for the segment increased to 8.0 percent in the fourth quarter, compared with 7.0 percent a year ago, reflecting productivity improvement efforts, including movement of production from Hong Kong to lower cost operations in mainland China, as well as spending controls. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)
     Businesses in the Other Specialty Converting group reported sales of approximately $138 million, up approximately 1 percent compared to the fourth quarter of 2004 due to unit volume growth. Excluding the benefit of the extra week in the prior year, unit volume increased by an estimated 5 percent. Before the effects of restructuring and asset impairment costs, operating margin for these businesses decreased to 1.7 percent from 2.1 percent a year ago, due to higher spending related to the Company’s radio frequency identification (RFID) division, partially offset by the benefit of productivity initiatives. (See Attachment A-4: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information”.)
     Financial highlights for the year:
•	Earnings per share, on a diluted basis, were $2.25, compared with $2.78 per share in 2004. Net income was $226.4 million, compared with $279.7 million in 2004. Excluding restructuring and divestiture-related charges and transition costs, the incremental tax expense associated with the repatriation of earnings of certain foreign subsidiaries, expense accrual related to a patent infringement case, and gain on sale of assets, annual earnings per share and net income were $3.46 and $348.0 million, respectively. On a comparable basis, earnings per share and net income grew 13 percent. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Reported sales from continuing operations grew approximately 3 percent to $5.47 billion, compared with $5.32 billion in 2004.

•	Excluding restructuring, asset impairment and plant transition costs, as well as gain on sale of assets and an expense accrual related to a patent infringement case, operating margin improved by 20 basis points compared with 2004. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	The full-year effective tax rate on income from continuing operations was 20.4 percent, down 470 basis points compared with last year. The full-year tax rate includes $14 million of incremental expense associated with the repatriation of foreign earnings under the Homeland Investment Act; this cost was more than offset by favorable global tax audit settlements of $9 million in the third quarter of 2005, $7 million of restructuring-related tax savings, as well as the benefit of geographic income mix and continued improvements in our global tax structure. The 2004 tax rate included a favorable tax audit settlement of $4 million in the second quarter of that year.

     Pending divestitures:
     The Company is currently in discussions to sell a business consisting of raised reflective pavement markers. The financial results for this business have been included as discontinued operations. Sales for the approximately break-even business were $23 million in 2005. Divestiture of this business would not impact the Company’s reflective films business; the Company will continue to manufacture and market reflective films for the graphics and highway and traffic safety markets, utilizing its proprietary glass beaded and microreplication technology.
     In addition, the Company is also negotiating the sale of two product lines, which would reduce annual sales by approximately $70 million, with minimal impact to earnings from operations.
     Outlook for 2006
     Avery Dennison announced that it expects fully diluted earnings for 2006 to be in the range of $3.45 to $3.80 per share. This range includes an estimated $0.12 per share impact from stock option expense, not included in 2005 reported earnings. The Company’s expectation for stock option expense is below its previous estimated range of $0.13 to $0.18 per share, following the finalization of its accounting methodology.
     The Company’s expected range in earnings excludes the impact of additional restructuring charges related to plans that have not yet been finalized. Based on plans to date, these charges could reduce full year earnings by $0.08 to $0.12 per share; this range may increase as planning continues.

     The Company’s earnings expectations reflect an assumption of reported revenue growth from continuing operations in the range of 2 to 3 percent, including an estimated 3 percent negative impact primarily from currency translation and product line divestitures.
     “Even though we faced a challenging business environment in 2005, we built momentum through disciplined cost control and rigorous pricing execution,” said Scarborough. “We will maintain that tight discipline going forward, driving solid margin improvement in 2006, while simultaneously pursuing growth opportunities, including expansion in the rapidly growing emerging markets, as well as new product and service innovations out of our Horizons pipeline.”
     “We are especially pleased with the progress we have made in developing our RFID business this past year,” added Scarborough. “We continue to improve the operating efficiency of our new high-speed manufacturing process, and are seeing good traction with customers who are moving to the Gen 2 RFID chip standard. We believe that we are very well positioned to achieve our market share objectives as industry demand accelerates.”
     Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2005 sales of $5.5 billion. Avery Dennison employs more than 22,000 individuals in 48 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

     Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.
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Forward-Looking Statements
Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice (“DOJ”) criminal investigation, as well as the European Commission (“EC”), Canadian Department of Justice, and Australian Competition and Consumer Commission investigations, into industry competitive practices and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies, financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.
The financial information presented in this news release represents preliminary financial results, but the audit has not yet been completed. Under Section 404 of the Sarbanes-Oxley Act, integrated audit requirements will not be met until the Company has completed all of the steps necessary to file these financial statements with the SEC.
The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive activities; (2) the degree to which higher raw material costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; (3) the impact of economic conditions on underlying demand for the Company’s products; and (4) ability of the Company to achieve and sustain targeted cost reductions.
For more information and to listen to a live broadcast or an audio replay of the
4th Quarter conference call with analysts, visit the Avery Dennison
Web site at www.investors.averydennison.com

AVERY DENNISON
PRELIMINARY CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Jan. 01, 2005	Dec. 31, 2005	Jan. 01, 2005
		(14 Weeks)		(53 Weeks)
Net sales	$1,364.0	$1,427.8	$5,473.5	$5,317.0
Cost of products sold	949.4	995.7	3,852.4	3,742.0

Gross profit	414.6	432.1	1,621.1	1,575.0
Marketing, general & administrative expense	286.2	306.3	1,132.8	1,105.8
Interest expense	13.0	15.4	57.9	58.7
Other expense, net (1)	56.9	—	63.6	35.2

Income from continuing operations before taxes	58.5	110.4	366.8	375.3
Taxes on income	1.4	26.4	75.0	94.3

Income from continuing operations	57.1	84.0	291.8	281.0
Loss from discontinued operations, net of taxes	(64.0)	(0.4)	(65.4)	(1.3)

Net Income (Loss)	$(6.9)	$83.6	$226.4	$279.7

Per share amounts:
Income (Loss) per common share, assuming dilution
Continuing operations	$0.57	$0.83	$2.90	$2.79
Discontinued operations	(0.64)	—	(0.65)	(0.01)

Net Income (Loss)	$(0.07)	$0.83	$2.25	$2.78

Average common shares outstanding, assuming dilution	100.4	100.6	100.5	100.5

Common shares outstanding at period end	99.7	100.1	99.7	100.1

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	Other expense, net, for the fourth quarter of 2005 includes restructuring costs, asset impairment and lease cancellation charges of $55.5 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of a leased asset of ($2.4).

Other expense, net, for 2005 YTD includes restructuring costs, asset impairment and lease cancellation charges of $65.6 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of assets of ($5.8).

Other expense for 2004 YTD includes $35.2 of restructuring costs, asset impairment and lease cancellation charges.
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Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G
Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.
Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.
The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.
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AVERY DENNISON
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Jan. 01, 2005	Dec. 31, 2005	Jan. 01, 2005
		(14 Weeks)		(53 Weeks)
Reconciliation of GAAP to Non-GAAP Operating Margin:
Net sales	$1,364.0	$1,427.8	$5,473.5	$5,317.0

Income from continuing operations before taxes	$58.5	$110.4	$366.8	$375.3

GAAP Operating Margin	4.3%	7.7%	6.7%	7.1%

Income from continuing operations before taxes	$58.5	$110.4	$366.8	$375.3
Non-GAAP adjustments:
Restructuring and transition costs (1)	32.9	—	39.8	23.6
Asset impairment and lease cancellation charges	22.6	—	28.1	11.6
Other (2)	1.4	—	(2.0)	—
Interest expense	13.0	15.4	57.9	58.7

Adjusted non-GAAP operating income before taxes and interest expense	$128.4	$125.8	$490.6	$469.2

Adjusted Non-GAAP Operating Margin	9.4%	8.8%	9.0%	8.8%

Reconciliation of GAAP to Non-GAAP Net Income:
As reported net income (loss)	$(6.9)	$83.6	$226.4	$279.7
Non-GAAP adjustments, net of taxes:
Restructuring and transition costs	20.6	—	25.9	17.6
Asset impairment and lease cancellation charges	14.1	—	18.4	8.7
Tax expense on repatriated earnings	—	—	13.6	—
Other	0.9	—	(1.7)	—
Loss from discontinued operations	64.0	0.4	65.4	1.3

Adjusted Non-GAAP Net Income	$92.7	$84.0	$348.0	$307.3

Reconciliation of GAAP to Non-GAAP Earnings Per Share:
As reported income (loss) per common share, assuming dilution	$(0.07)	$0.83	$2.25	$2.78
Non-GAAP adjustments per share, net of taxes:
Restructuring and transition costs	0.20	—	0.26	0.18
Asset impairment and lease cancellation charges	0.14	—	0.18	0.09
Tax expense on repatriated earnings	—	—	0.14	—
Other	0.01	—	(0.02)	—
Loss from discontinued operations	0.64	—	0.65	0.01

Adjusted Non-GAAP income per common share, assuming dilution	$0.92	$0.83	$3.46	$3.06

Average common shares outstanding, assuming dilution	100.4	100.6	100.5	100.5

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.

(1)	2005 QTD includes restructuring costs of $32.9. 2005 YTD includes restructuring and transition costs of $37.5 and $2.3, respectively, primarily related to plant closures.

(2)	2005 QTD includes legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of a leased asset of ($2.4).
2005 YTD includes gain on sale of assets of ($5.8), partially offset by legal accrual related to a patent lawsuit of $3.8.
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AVERY DENNISON
PRELIMINARY SUPPLEMENTARY INFORMATION
(In millions)

	(UNAUDITED)
	Fourth Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005(1)	2004	2005	2004
		(14 Weeks)		(14 Weeks)		(14 Weeks)
Pressure-sensitive Materials	$763.2	$788.2	$43.9	$62.9	5.8%	8.0%
Office and Consumer Products	292.9	327.8	48.2	64.6	16.5%	19.7%
Retail Information Services	170.3	175.2	6.1	12.3	3.6%	7.0%
Other specialty converting businesses	137.6	136.6	(3.0)	2.9	-2.2%	2.1%
Corporate Expense	N/A	N/A	(23.7)	(16.9)	N/A	N/A
Interest Expense	N/A	N/A	(13.0)	(15.4)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,364.0	$1,427.8	$58.5	$110.4	4.3%	7.7%

(1)	Operating income for the fourth quarter of 2005 includes restructuring costs, asset impairment and lease cancellation charges of $55.5 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of a leased asset of ($2.4), of which the Pressure-sensitive Materials segment recorded $21.4, the Office and Consumer Products segment recorded $17.5, the Retail Information Services segment recorded $7.5, other specialty converting businesses recorded $5.4 and Corporate recorded $5.1.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Fourth Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$43.9	$62.9	5.8%	8.0%
Non-GAAP adjustments:
Legal accrual related to a patent lawsuit	3.8	—	0.5%	—
Restructuring costs	15.1	—	2.0%	—
Asset impairment charges	2.5	—	0.3%	—

Adjusted non-GAAP operating income	$65.3	$62.9	8.6%	8.0%

Office and Consumer Products
Operating income, as reported	$48.2	$64.6	16.5%	19.7%
Non-GAAP adjustments:
Restructuring costs	6.8	—	2.3%	—
Asset impairment charges	10.7	—	3.6%	—

Adjusted non-GAAP operating income	$65.7	$64.6	22.4%	19.7%

Retail Information Services
Operating income, as reported	$6.1	$12.3	3.6%	7.0%
Non-GAAP adjustments:
Restructuring costs	5.6	—	3.3%	—
Asset impairment and lease cancellation charges	1.9	—	1.1%	—

Adjusted non-GAAP operating income	$13.6	$12.3	8.0%	7.0%

Other specialty converting businesses
Operating income (loss), as reported	$(3.0)	$2.9	-2.2%	2.1%
Non-GAAP adjustments:
Restructuring costs	2.5	—	1.8%	—
Asset impairment charges	2.9	—	2.1%	—

Adjusted non-GAAP operating income	$2.4	$2.9	1.7%	2.1%

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AVERY DENNISON
PRELIMINARY SUPPLEMENTARY INFORMATION
(In millions)

	(UNAUDITED)
	Twelve Months Year-to-Date
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005(1)	2004(2)	2005	2004
		(53 Weeks)		(53 Weeks)		(53 Weeks)
Pressure-sensitive Materials	$3,114.5	$2,984.5	$259.6	$221.4	8.3%	7.4%
Office and Consumer Products	1,136.1	1,172.5	168.0	186.4	14.8%	15.9%
Retail Information Services	674.8	636.1	42.7	47.8	6.3%	7.5%
Other specialty converting businesses	548.1	523.9	9.5	35.5	1.7%	6.8%
Corporate Expense	N/A	N/A	(55.1)	(57.1)	N/A	N/A
Interest Expense	N/A	N/A	(57.9)	(58.7)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$5,473.5	$5,317.0	$366.8	$375.3	6.7%	7.1%

(1)	Operating income for 2005 includes restructuring costs, asset impairment charges, lease cancellation charges and transition costs of $67.9 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of assets of ($5.8), of which the Pressure-sensitive Materials segment recorded $23, the Office and Consumer Products segment recorded $24.1, the Retail Information Services segment recorded $7.5, other specialty converting businesses recorded $6.2 and Corporate recorded $5.1.

(2)	Operating income for 2004 includes $35.2 of restructuring costs, asset impairment and lease cancellation charges, of which the Pressure-sensitive Materials segment recorded $34.4, the Office and Consumer Products segment recorded $.5 and the Retail Information Services segment recorded $.3.

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Twelve Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2005	2004	2005	2004
Pressure-sensitive Materials
Operating income, as reported	$259.6	$221.4	8.3%	7.4%
Non-GAAP adjustments:
Legal accrual related to a patent lawsuit	3.8	—	0.1%	—
Restructuring costs	15.5	22.8	0.5%	0.8%
Asset impairment and lease cancellation charges	7.1	11.6	0.3%	0.4%
Gain on sale of assets	(3.4)	—	(0.1%)	—

Adjusted non-GAAP operating income	$282.6	$255.8	9.1%	8.6%

Office and Consumer Products
Operating income, as reported	$168.0	$186.4	14.8%	15.9%
Non-GAAP adjustments:
Restructuring and transition costs (1)	13.4	0.5	1.2%	—
Asset impairment charges	10.7	—	0.9%	—

Adjusted non-GAAP operating income	$192.1	$186.9	16.9%	15.9%

Retail Information Services
Operating income, as reported	$42.7	$47.8	6.3%	7.5%
Non-GAAP adjustments:
Restructuring costs	5.6	0.3	0.8%	0.1%
Asset impairment and lease cancellation charges	1.9	—	0.3%	—

Adjusted non-GAAP operating income	$50.2	$48.1	7.4%	7.6%

Other specialty converting businesses
Operating income, as reported	$9.5	$35.5	1.7%	6.8%
Non-GAAP adjustments:
Restructuring costs	2.5	—	0.5%	—
Asset impairment charges	3.7	—	0.7%	—

Adjusted non-GAAP operating income	$15.7	$35.5	2.9%	6.8%

(1)	For 2005, amount includes restructuring and transition costs of $11.1 and $2.3, respectively, primarily related to plant closures.
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AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	(UNAUDITED)
	Dec. 31, 2005	Jan. 01, 2005
ASSETS
Current assets:
Cash and cash equivalents	$105.5	$84.7
Trade accounts receivable, net	863.2	883.9
Inventories, net	439.7	431.9
Other current assets	149.9	141.9

Total current assets	1,558.3	1,542.4
Property, plant and equipment, net	1,295.7	1,374.4
Goodwill	673.1	710.6
Intangibles resulting from business acquisitions, net	98.7	115.8
Other assets	578.1	656.1

	$4,203.9	$4,399.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$364.7	$204.5
Accounts payable	577.9	616.7
Other current liabilities	583.0	566.1

Total current liabilities	1,525.6	1,387.3
Long-term debt	723.0	1,007.2
Other long-term liabilities	443.4	456.1
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	729.5	766.1
Retained earnings	1,945.3	1,887.6
Accumulated other comprehensive loss	(89.1)	(2.7)
Cost of unallocated ESOP shares	(7.7)	(9.7)
Employee stock benefit trusts	(552.0)	(619.1)
Treasury stock at cost	(638.2)	(597.6)

Total shareholders’ equity	1,511.9	1,548.7

	$4,203.9	$4,399.3

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.
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AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	(UNAUDITED)
	Twelve Months Ended
	Dec. 31, 2005	Jan. 01, 2005
		(53 Weeks)
Operating Activities:
Net income	$226.4	$279.7
Less: Loss from discontinued operations, net of taxes	(65.4)	(1.3)

Income from continuing operations	291.8	281.0
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	154.2	145.8
Amortization	43.8	38.9
Deferred taxes	(2.3)	91.9
Asset impairment and net (gain) loss on sale of assets	33.5	11.7
Other non-cash items, net	(7.5)	(0.5)

	513.5	568.8
Changes in assets and liabilities	(68.8)	(56.2)

Net cash provided by operating activities	444.7	512.6

Investing Activities:
Purchase of property, plant and equipment	(162.3)	(177.3)
Purchase of software and other deferred charges	(25.8)	(21.8)
Payments for acquisitions	(2.8)	(15.0)
Proceeds from sale of assets	21.8	8.2
Other	1.7	(9.4)

Net cash used in investing activities	(167.4)	(215.3)

Financing Activities:
Net increase/(decrease) in borrowings (maturities of 90 days or less)	62.5	(37.2)
Additional borrowings (maturities longer than 90 days)	75.7	302.8
Payments of debt (maturities longer than 90 days)	(214.9)	(382.0)
Dividends paid	(168.7)	(164.6)
Purchase of treasury stock	(40.9)	(0.7)
Proceeds from exercise of stock options, net	11.1	19.1
Other	18.5	18.2

Net cash used in financing activities	(256.7)	(244.4)

Effect of foreign currency translation on cash balances	0.2	2.4

Increase in cash and cash equivalents	20.8	55.3

Cash and cash equivalents, beginning of period	84.7	29.4

Cash and cash equivalents, end of period	$105.5	$84.7

Certain prior year amounts have been reclassified to conform with the 2005 financial statement presentation.
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